EXHIBIT 10.3



                              EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of August 16, 2002 ("Effective Date") by and between Zenascent, Inc., a Delaware Corporation ("Company"), whose address is 1 Montauk Hwy, Southampton, NY 11968, and JOHN YEEND ("Employee"), whose address is 1109 South Congress Ave, West Palm Beach, Florida 33406.

                                    ARTICLE I
                     Employment: Term, Positions and Duties

Employment

The Company agrees to employ Employee and Employee agrees to accept employment with the Company, in each case on the terms and conditions set forth in this Agreement.

Term of Employment

The term of Employee's employment under this Agreement (the "Term") shall commence on the Effective Date and shall continue until otherwise terminated in accordance with Article III.

Positions and Duties

While employed hereunder, Employee shall serve as CHIEF FINANCIAL OFFICER of the Company shall have and may exercise such powers, functions, duties and responsibilities as are required to fulfill such a position. While employed hereunder, Employee shall observe and comply with all lawful policies, directions and instructions of the Executive Officers and the Board of Directors. While employed hereunder, Employee shall devote such of his business time, attention, skill and efforts to the faithful and efficient performance of his duties hereunder.

Place of Employment

Employee's place of employment hereunder shall be at 1109 South Congress Ave, West Palm Beach, Florida. However, upon request by the Company's Executive Officers, Employee shall be available in either of the Company's New York offices as required to fulfill the requirements of the position.

                                   ARTICLE II
                            Compensation and Benefits

Base Compensation

For services rendered by Employee under this Agreement, the Company shall pay (at times consistent with other employees) to Employee an annual base compensation of $174,200.

Business Expenses and Benefits

In addition to the above compensation, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in carrying out his duties hereunder, provided that such expenses are consistent with the Company's expense and benefit policy.


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Bonuses and/or Long-term Incentive Compensation

To the extent permitted by law, Employee shall be entitled to participate in such incentive bonuses and/or long-term incentive compensation plans (stock option plans, etc.) as are provided to other employees of the Company.

                                   ARTICLE III
                            Termination of Employment

Termination

Upon fifteen (15) days prior written notice (addressed to the respective address written above), either party may terminate employment hereunder for any reason whatsoever; provided, however, that if such termination is for cause then such termination shall be effective immediately.

Severance Payments upon Termination

The Employee through Yeend & Castaneda, LLP is owed approximately $50,000 for professional services previously rendered to the Company. In full consideration for such $50,000, upon the termination of Employee's employment by either party for any reason (including death), the Company shall pay to Employee his base compensation for a period of three months after said termination.

                                   ARTICLE IV
                                  Miscellaneous

Indemnification

The Company agrees to defend, indemnify and hold harmless the Employee from and against any liability and expenses (collectively, the "Liabilities") arising by reason of Employee's acting as an officer of the Company, in accordance with and to the fullest extent permitted by law; provided that such Liabilities do not result from the gross negligence or willful misconduct of the Employee. The Company shall use its commercially reasonable efforts to arrange for and maintain Directors and Officers liability insurance for all senior management in such amounts of coverage as are reasonably available to the Company; provided that Employee acknowledges that at the present time the Company does not have such insurance.

Collection Costs

The Company agrees to pay any costs of collection for any amounts due under this Agreement including reasonable attorney fees plus 10% interest per annum on any amounts due from the date due until paid in full.

Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.



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Governing Law

THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISION.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

ZENASCENT, INC.


By: _______________________



----------------------
JOHN YEEND


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